Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

AMONG

URON INC.,
WFL ACQUISITION CORP.

and

WYOMING FINANCIAL LENDERS, INC.

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This Agreement and Plan of Merger and Reorganization (hereinafter the “Agreement”) is entered into effective as of this 13th day of December, 2007, by and among URON Inc., a Minnesota corporation (hereinafter “URON”); WFL Acquisition Corp., a newly formed Wyoming corporation and wholly owned subsidiary of URON (hereinafter “Merger Sub”); and Wyoming Financial Lenders, Inc., a Wyoming corporation (hereinafter “WFL”).

RECITALS

URON and WFL have entered into a Letter of Intent (the “LOI”) which, subject to certain conditions, contemplates URON’s acquisition of WFL (the “Merger”) in a reverse triangular merger transaction. This Agreement relates to the Merger.

A condition to closing of the Merger is the completion of an “Equity Financing” by URON in which URON will raise gross proceeds of at least $4,000,000 in a private placement exempt from registration under the Securities Act of 1933.

URON will effect a one-for-ten reverse stock split (the “Reverse Stock Split”) prior to the closing of the Merger, the effect of which will be to reduce the number of outstanding shares of URON common stock to an aggregate of approximately 750,000.

The boards of directors of each of URON, Merger Sub and WFL deem it advisable and in the best interests of such corporations and their respective stockholders that Merger Sub merge with and into WFL pursuant to this Agreement and the Articles of Merger (in the form attached hereto as Exhibit A) and pursuant to applicable provisions of law of the State of Wyoming.

The boards of directors of Merger Sub and WFL have determined to recommend, respectively, that the sole stockholder of Merger Sub and the sole stockholder of WFL adopt and approve this Agreement and approve the Merger and the transactions contemplated by this Agreement.

NOW THEREFORE, for the mutual consideration set out herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

AGREEMENT

1. Plan of Reorganization. The parties to this Agreement do hereby agree that Merger Sub shall be merged with and into WFL upon the terms and conditions set forth herein and in accordance with the provisions of the Wyoming Business Corporations Act (“WBCA”). It is the intention of the parties hereto that this transaction qualify as a tax-free reorganization under Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended, and related sections thereunder.

2. Terms of Merger and Other Agreements. In accordance with the provisions of this Agreement and the requirements of applicable law, Merger Sub shall be merged with and into WFL as of the Effective Time (the terms “Closing” and “Effective Time” are defined in Section 7 hereof). WFL shall be the surviving corporation (hereinafter the “Surviving Corporation”) and the separate existence of Merger Sub shall cease at the Effective Time. Consummation of the Merger shall be upon the following terms and subject to the conditions set forth herein:

(a) Corporate Existence.

(i) Commencing with the Effective Time, the Surviving Corporation shall continue its corporate existence as a Wyoming corporation and (A) it shall thereupon and thereafter possess all rights, privileges, powers, franchises and property (real, personal and mixed) of each of Merger Sub and WFL (collectively, the “Constituent Corporations”); (B) all debts due to either of the Constituent Corporations, on whatever account, all causes in action and all other things belonging to either of the Constituent Corporations shall be taken and deemed to be transferred to and shall be vested in the Surviving Corporation by virtue of the Merger without further act or deed; and (C) all rights of creditors and all liens, if any, upon any property of any of the Constituent Corporations shall be preserved unimpaired, limited in lien to the property affected by such liens immediately prior to the Effective Time, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation.

(ii) At the Effective Time, (A) the Articles of Incorporation of WFL, as amended, shall be the Articles of Incorporation of the Surviving Corporation, and the By-laws of WFL, as existing immediately prior to the Effective Time, shall be and remain the By-laws of the Surviving Corporation; (B) the members of the board of directors of WFL holding office immediately prior to the Effective Time shall remain as the members of the board of directors of the Surviving Corporation (if on or after the Effective Time a vacancy exists on the board of directors of the Surviving Corporation, such vacancy may thereafter be filled in a manner provided by applicable law and the By-laws of the Surviving Corporation); and (C) until the board of directors of the Surviving Corporation shall otherwise determine, all persons who hold offices of WFL at the Effective Time shall continue to hold the same offices of the Surviving Corporation.

(b) Conversion of Securities. As of the Effective Time and without any action on the part of URON, Merger Sub, WFL or the holders of any of the securities of any such entities, each of the following shall occur:

(i) Shares of WFL Common Stock (as defined hereinafter) issued and outstanding immediately prior to the Effective Time shall be converted into fully paid and nonassessable shares of URON Common Stock and URON Preferred Stock (as defined hereafter) such that URON shall issue to the holders of WFL Common Stock an aggregate number of shares of URON Common Stock and URON Preferred Stock satisfying the Conversion Ratio; with each holder of WFL Common Stock receiving a number of such shares in proportion to the number of shares of WFL Common Stock held by such holder immediately prior to the Effective Time. At the Effective Time, all such shares of WFL Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent the right to receive, upon the surrender of such certificate in accordance with the provisions of Section 4 hereof, certificates evidencing such number of shares of URON Common Stock and URON Preferred Stock, respectively, into which such shares of WFL Common Stock were converted. The holders of such certificates previously evidencing shares of WFL Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of WFL Common Stock. The shares of URON Common Stock issued to the holders of WFL Common Stock shall be restricted securities as that term is defined in Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”) and the certificates evidencing such shares shall bear standard restrictive legends;

(ii) Any shares of capital stock of WFL held in the treasury of WFL immediately prior to the Effective Time shall automatically be canceled and extinguished without any conversion thereof and no payment shall be made or other consideration given with respect thereto; and

(iii) Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain in existence as a share of common stock of the Surviving Corporation, which shall be owned by URON.

Notwithstanding anything in this Agreement to the contrary, any shares of WFL capital stock issued and outstanding immediately prior to the Effective Time and held by a holder (a “Dissenting Stockholder”) who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such shares in accordance with the WBCA (“Dissenting Shares”) shall not be converted into a right to receive URON Common Stock or URON Preferred Stock at the Effective Time, but shall represent and become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the laws of the State of Wyoming, unless and until such holder fails to perfect or withdraws or otherwise loses such holder’s right to appraisal and payment under the WBCA. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, all Dissenting Shares shall be cancelled and shall cease to exist. If, after the Effective Time, such Dissenting Stockholder fails to perfect or withdraws or otherwise loses such holder’s right to appraisal, such former Dissenting Shares held by such holder shall be treated as if they had been converted as of the Effective Time into a right to receive, upon surrender as provided above, URON Common Stock and URON Preferred Stock without any interest thereon. WFL shall give Merger Sub, or after the Effective Time, the Surviving Corporation, prompt notice of any demands received for appraisal of shares of WFL capital stock, any withdrawals of any such demands and any other instruments served pursuant to the WBCA and received by WFL.

(c) Post Closing Management of URON. At the Closing, the officers and directors of URON shall resign and the board of directors shall appoint those persons set forth on Schedule A attached hereto, as the officers and directors of URON.

(d) Conversion Ratio. For purposes of this Agreement, the term “Conversion Ratio” shall mean that number of shares of URON Common Stock which shall be necessary to provide the shareholders of WFL, as a group, with 1,125,000 shares of URON Common Stock, approximately fifteen percent (15%) of the total shares of URON Common Stock issued and outstanding and with 10,000,000 shares of URON Preferred Stock or approximately one hundred percent (100%) of URON Preferred Stock immediately following the Closing in accordance with Schedule B attached hereto, calculated (i) after the Reverse Stock Split, (ii) in a manner that assumes the simultaneous or prior closing of the Equity Financing, and (iii) giving effect to the exercise of certain outstanding URON options and warrants listed on Schedule B.

(e) Reverse Stock Split; Authorization of Class of Preferred Stock.  Prior to Closing, URON shall effect a one-for-ten reverse stock split of the issued and outstanding shares of URON Common Stock, and the authorized number of shares URON Common Stock, in such ratio as to reduce the number of shares of URON Common Stock outstanding immediately prior to Closing to approximately 750,000. Any URON options and warrants not exercised prior to Closing shall remain unaffected by the Merger. Prior to Closing, URON shall also authorize a series of preferred stock, entitled “Series A Convertible Preferred Stock,” consisting of 10,000,000 shares which shall be initially convertible into URON Common Stock on the basis of one share of Series A Convertible Preferred Stock for one share of URON Common Stock. The form of Certificate of Designations creating and authorizing the issuance of the Series A Convertible Preferred Stock is attached hereto as Exhibit B.

(f) Equity Financing. A condition to the Closing is URON’s completion of the Equity Financing (as defined in the Recitals of this Agreement) in which URON will raise gross proceeds of at least $4,000,000 in a private placement exempt from registration under the Securities Act of 1933, and in consideration therefor issue at least 3,375,000 shares of URON Common Stock (post Reverse Stock Split).

(g) Additional Definitions. For purposes of this Agreement and the Exhibits and Schedules attached hereto, the following terms shall have the meanings specified or referred to below, unless the context otherwise requires:

“Affiliate” means with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the specified Person; it being understood and agreed that, for purposes of this definition, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consent” means any approval, consent, ratification, waiver, or other authorization, release or similar action that is necessary (including any Governmental Authorization).

“Liability” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential and whether due or to become due), including any liability for Taxes.

“Material Adverse Effect” means with respect to any Person, any event or events or any change in or effect on such Person’s financial condition, business, prospects, operations, customers, suppliers, employee relationships, assets, properties, or results of operations that, when taken as a whole, (i) is greater than $50,000, (ii) has materially interfered or is reasonably likely to materially interfere with the ongoing operations of such Person’s business or (iii) singly or in the aggregate has resulted in, or is reasonably likely to have, a material adverse effect on the ongoing conduct of the business of such Person; provided, however, that any adverse effect arising out of or resulting from (x) an event or series of events or circumstances affecting the United States economy generally or the economy generally of any other country in which the Person operate, or (y) the entering into of this Agreement and the consummation of the transactions contemplated thereby, shall be excluded in determining whether a Material Adverse Effect has occurred.

3. Indemnification Agreement. On the Effective Date, one or more principal stockholders of URON shall execute and deliver an indemnification agreement in negotiated form, pursuant to which such principal stockholders will indemnify URON and the Surviving Corporation for pre-Closing breaches of representations and warranties hereunder by URON and Merger Sub.

4. Delivery of Shares. Promptly after the Effective Time, URON shall deliver to each record holder of certificates formerly representing all of such holder’s shares of WFL’s Common Stock (the “Old Certificates”), at the address set forth on books of WFL, (i) a notice of the effectiveness of the WFL Merger and (ii) a Letter of Transmittal in a form reasonably acceptable to WFL. Upon surrender of an Old Certificate, together with a Letter of Transmittal duly executed and completed in accordance with the instructions thereto, the holder of such Old Certificate (other than Old Certificates representing Dissenting Shares) shall be entitled to receive, in exchange therefor, certificates representing the shares of URON Common Stock and URON Preferred Stock into which such holder’s shares of WFL Common Stock were converted pursuant to the Merger (the “New Certificates”), that such holder is entitled to receive, which shall be delivered by URON in accordance with the instructions provided by such holder in the Letter of Transmittal executed by such holder. Until surrendered and exchanged as herein provided, each outstanding certificate which, prior to the Effective Time, represented WFL Common Stock shall be deemed for all corporate purposes to evidence ownership of the same number of shares of URON Common Stock and URON Preferred Stock into which the shares of WFL Common Stock represented by such certificate shall have been so converted.

No dividends or other distributions declared or made with respect to URON Common Stock or URON Preferred Stock after the Effective Time will be paid to the holder of any certificate that prior to the Effective Time evidenced shares of WFL Common Stock until the holder of such certificate surrenders or exchanges such certificate as herein provided. Subject to the effect of any applicable abandoned property, escheat or similar laws, following surrender of any such certificate, there will be paid to the holder of the certificates evidencing shares of URON Common Stock and URON Preferred Stock issued in exchange therefor, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of URON Common Stock and URON Preferred Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to the surrender and a payment date occurring after surrender, payable with respect to such shares of URON Common Stock and URON Preferred Stock less any withholding taxes which are required thereon. No party hereto will be liable to any former holder of WFL Common Stock for any URON Common Stock or URON Preferred Stock or dividends or distributions thereon in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. In the event any certificate representing WFL Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder of WFL Common Stock claiming such certificate to be lost, stolen or destroyed and an agreement by such holder to indemnify and hold harmless URON and the Surviving Corporation against any claim that may be made against them with respect to such certificate, URON will issue in exchange for such lost, stolen or destroyed certificate URON Common Stock and URON Preferred Stock to which such holder is entitled pursuant to this Agreement.

5. Representations of WFL. WFL represents and warrants as follows, which warranties and representations shall also be true as of the Closing except as set forth in the disclosure schedule attached to this Agreement (hereinafter the “WFL Disclosure Schedule”). The WFL Disclosure Schedule is arranged in paragraphs corresponding to the numbered paragraphs contained in this Article 5:

(a) WFL has the corporate power to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the board of directors of WFL. This Agreement has been duly executed and delivered by WFL and constitutes a legal, valid and binding obligation of WFL, enforceable against WFL in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency or other laws affecting creditor’s rights generally or by legal principles of general applicability governing the availability of equitable remedies. Notwithstanding anything else contained herein to the contrary, WFL cannot consummate the Merger unless and until it receives the affirmative votes of the holders of a majority of the shares of WFL Common Stock in favor of this Agreement and the Merger.

(b)  Attached hereto as Schedule 5(b) of the WFL Disclosure Schedule are the following financial statements of WFL (collectively the “WFL Financial Statements”): (i) audited consolidated balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for the fiscal years ended September 30, 2006 and September 30, 2007 (the “Most Recent Fiscal Year End”); and (ii) any interim unaudited consolidated balance sheets and statements of income, changes in stockholders’ equity, and cash flow (the “Most Recent Financial Statements”) required by Securities and Exchange Commission Regulation S-X. The WFL Financial Statements (including the notes thereto) have been prepared in accordance with GAAP throughout the periods covered thereby and present fairly the financial condition of WFL as of such dates and the results of operations of WFL for such periods; provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate), lack footnotes and other presentation items, and the other exceptions from GAAP noted in Section 5(b) of the Disclosure Schedule.

(c) Since September 30, 2007, there has not been any material adverse change in the condition of WFL (financial or otherwise).

(d) WFL is not a party to, or the subject of, any pending litigation, claims, or governmental investigation or proceeding not reflected in WFL Financial Statements, and to the actual knowledge of its executive officers and directors (herein “Knowledge”), there are no lawsuits, claims, assessments, investigations, or similar matters, threatened or contemplated against or affecting WFL or the management or properties of WFL.

(e) WFL has been duly organized and is validly existing and in good standing under the laws of the State of Wyoming, and has the corporate power to own, lease and operate its property and to carry on its business as now being conducted and is duly qualified to do business and in good standing to do business in any jurisdiction where so required except where the failure to so qualify would have no material adverse effect on WFL.

(f) WFL has filed all material federal, state, county and local income, excise, property and other tax, governmental and/or other returns, forms, filings, or reports, which are due or required to be filed by it prior to the date hereof and have paid or made adequate provision in WFL Financial Statements for the payment of all taxes, fees, or assessments which have or may become due pursuant to such returns, filings or reports or pursuant to any assessments received. WFL is not delinquent or obligated for any tax, penalty, interest, delinquency or charge and there are no tax liens or encumbrances applicable to it.

(g) As of the date of this Agreement, WFL’s authorized capital stock consists of 50,000 shares of common stock, no par value (the “WFL Common Stock”), of which 1,000 shares of WFL Common Stock are issued and outstanding. All outstanding shares of common stock of WFL are, and shall be at Closing, validly issued, fully paid and nonassessable. There are no existing options, convertible or exchangeable securities, calls, claims, warrants, preemptive rights, registration rights or commitments of any character relating to the issued or unissued common stock or other securities of WFL. There are no voting trusts, proxies or other agreements, commitments or understandings of any character to which WFL is a party or by which WFL is bound with respect to the voting of any common stock of WFL. There are no outstanding stock-appreciation, phantom-stock or similar rights with respect to any common stock of WFL. There are no outstanding obligations to repurchase, redeem or otherwise acquire any shares of common stock of WFL.

(h) WFL is the owner of, or has a valid leasehold interest in, the properties and assets used by it located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Encumbrances other than Permitted Encumbrances, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet. For purposes of this Agreement, the term “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

(i)  WFL has no material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes), except for (i) liabilities set forth in the WFL Financial Statements, (ii) liabilities set forth in Section 5(i) of the WFL Disclosure Schedule, and (iii) of liabilities that have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business and Liabilities incurred in connection with the transactions contemplated by this Agreement.

(j) Intentionally omitted.

(k) WFL owns no real property. Section 5(k) of the WFL Disclosure Schedule sets forth the address of each parcel of real property leased by WFL (“Leased Real Property”), and a true and complete list of all leases (“Leases”) for each such Leased Real Property (including the date and name of the parties to such Lease). WFL has delivered to URON a true and complete copy of each such Lease, and in the case of any oral Lease, a written summary of the material terms of such Lease. Except as set forth in Section 5(k) of the WFL Disclosure Schedule, with respect to each of the Leases:

(i) to the Knowledge of WFL, such Lease is legal, valid, binding, enforceable and in full force and effect;

(ii) the transactions contemplated by this Agreement do not require the consent of any other party to such Lease (except for those Leases for which lease consents are obtained or shall be obtained promptly after the closing), will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on substantially the same terms following the Closing;

(iii) WFL’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed and, to the Knowledge of WFL, there are no disputes with respect to such Lease;

(iv) to the Knowledge of WFL, neither WFL nor any other party to the Lease is in breach of or default under such Lease;

(v) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach of or default under such Lease that has not been redeposited in full;

(vi) the other party to such Lease is not an affiliate of, and otherwise does not have any economic interest in, WFL;

(vii) WFL has not subleased, licensed or otherwise granted any person the right to use or occupy the Leased Real Property or any portion thereof; and

(l)  Section 5(l) of the WFL Disclosure Schedule lists the following contracts and other agreements presently in effect to which WFL is a party:

(i) any agreement (or group of related agreements) for the lease of personal property to or from any person or entity (“Person”) providing for lease payments in excess of Fifty Thousand Dollars ($50,000) per annum:

(ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one (1) year or involve consideration in excess of Fifty Thousand Dollars ($50,000);

(iii) any agreement concerning a partnership or joint venture;

(iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guarantied any indebtedness for borrowed money, or any capitalized lease obligation, in excess of Fifty Thousand Dollars ($50,000) or under which it has imposed an encumbrance on any of its assets, tangible or intangible;

(v) any material agreement concerning confidentiality or non-competition;

(vi) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

(vii) any collective bargaining agreement;

(viii) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation or severance benefits in excess of Fifty Thousand Dollars ($50,000);

(ix) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

(x) any agreement under which WFL has advanced or loaned any other Person amounts in the aggregate exceeding Fifty Thousand Dollars ($50,000); or

(xi) any other agreement (or group of related agreements) the performance of which involves consideration in excess of Fifty Thousand Dollars ($50,000).

WFL has delivered to Uron a correct and complete copy of each written agreement (as amended to date) listed in Section 5(l) of the WFL Disclosure Schedule and a written summary setting forth the material terms and conditions of each oral agreement referred to in such Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) to the Knowledge of WFL, no party is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and (C) to the Knowledge of WFL, no party has repudiated any material provision of the agreement.

(m)  Section 5(m) of the WFL Disclosure Schedule contains a list of each note and accounts receivable of WFL in an amount in excess of Ten Thousand Dollars ($10,000). All such notes and accounts receivable were generated by WFL in the Ordinary Course of Business and are valid receivables subject to no setoffs or counterclaims, are current and collectible. WFL has no Knowledge of any fact or circumstance that would cause it to believe that the collection percentage with respect to the notes and receivables will substantially vary from the average collection experience of WFL over the prior three (3) years.

(n)  Section 5(n) of the WFL Disclosure Schedule sets forth the following information with respect to each material insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) with respect to which WFL is a party, a named insured, or otherwise the beneficiary of coverage:

(i) the name, address, and telephone number of the agent;

(ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

(iii) the policy number and the period of coverage;

(iv) the scope (including an indication of whether the coverage is on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

(v) a description of any retroactive premium adjustments or other material loss-sharing arrangements.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) to the Knowledge of WFL, none of WFL or any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification, or acceleration, under the policy; and (C) no party to the policy has repudiated any material provision thereof. Section 5(m) of the Disclosure Schedule describes any material self-insurance arrangements affecting WFL.

(o) Section 5(o) of the WFL Disclosure Schedule sets forth each instance in which WFL (i) is subject to any outstanding Order, or (ii) to the Knowledge of WFL, is a party or is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before (or that could come before) any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before (or that could come before) any arbitrator, which in the case of clause (i) or clause (ii) has or would have a Material Adverse Effect.

(p)  To the Knowledge of WFL, no executive, key employee, or significant group of employees presently plans to terminate employment with WFL. WFL is not a party to or bound by any collective bargaining agreement, nor has it experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past three (3) years. WFL has not committed any material unfair labor practice.

(q) Section 5(q) of the WFL Disclosure Schedule lists each Employee Benefit Plan that WFL maintains or to which WFL contributes or has any obligation to contribute. For purposes of this Agreement, the term “Employee Benefit Plan” means any pension, stock purchase, stock option, restricted stock, profit sharing, 401(k), severance pay, or life, health, disability, accident or medical insurance, that is maintained by WFL or to which WFL contributes.

(i) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) in all material respects has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.

(ii) All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan. The requirements of COBRA have been met in all material respects with respect to each such Employee Benefit Plan and each Employee Benefit Plan maintained by an ERISA Affiliate that is an Employee Benefit Plan subject to COBRA.

(iii) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each such Employee Benefit Plan that is a pension benefit plan and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such Employee Benefit Plan or accrued in accordance with the past custom and practice of WFL. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an employee welfare benefit plan.

(iv) Each such Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code §401(a) has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and such Seller has no knowledge of any facts or circumstances that could adversely affect the qualified status of any such Employee Benefit Plan.

(v) There have been no “Prohibited Transactions” as such term is defined under regulations promulgated pursuant to ERISA with respect to any such Employee Benefit Plan or any Employee Benefit Plan maintained by an ERISA Affiliate. No fiduciary has any liability for material breach of fiduciary duty or any other material failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) to the Knowledge of WFL, is pending or threatened.

(vi) WFL has delivered to URON correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent annual report (Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts, and other funding arrangements which implement each such Employee Benefit Plan.

(r)  Except as disclosed in the Financial Statements or as set forth in Section 5(r) of the Disclosure Schedule, no Affiliate of WFL, nor any member of the family of an Affiliate of WFL, has been involved in any material business arrangement or relationship with WFL within the past twelve (12) months, and neither such Affiliate nor any member of such Affiliate’s family owns any material asset, tangible or intangible, that is used in the business of WFL or any of its Subsidiaries.

(s) The minute books, and other documents and records of WFL have been or will be made available to URON prior to the Closing.

(t) The execution of this Agreement does not materially violate or breach any material agreement or contract to which WFL is a party, and WFL, to the extent required, has (or will have by Closing) obtained all necessary approvals or consents required by any agreement to which WFL is a party. The execution and performance of this Agreement will not violate or conflict with any provision of the Articles of Incorporation or Bylaws of WFL.

(u) WFL has complied with all of the provisions relating to the issuance of securities, and for the registration thereof, under the Securities Act, other applicable securities laws, and all applicable blue sky laws in connection with any and all of its stock issuances. There are no outstanding, pending or threatened stop orders or other actions or investigations relating thereto involving federal and state securities laws. All issued and outstanding shares of WFL’s capital stock were offered and sold in compliance with federal and state securities laws and were not offered, sold or issued in violation of any preemptive right, right of first refusal or right of first offer and are not subject to any right of recission.

(v) WFL is and has been in compliance with, and WFL has conducted any business previously owned or operated by it in compliance with, all applicable laws, orders, rules and regulations of all governmental bodies and agencies, including applicable securities laws and regulations and environmental laws and regulations, except where such noncompliance has and will have, in the aggregate, no Material Adverse Effect. WFL has not received notice of any noncompliance with the foregoing, nor does it have Knowledge of any claims or threatened claims in connection therewith.

(w) Without limiting the foregoing, (i) WFL and any other person or entity for whose conduct WFL is legally held responsible are and have been in compliance with all applicable federal, state, regional, and local laws, statutes, ordinances, judgments, rulings and regulations relating to any matters of pollution, protection of the environment, health or safety, or environmental regulation or control, and (ii) neither WFL nor any other person for whose conduct WFL is legally held responsible has manufactured, generated, treated, stored, handled, processed, released, transported or disposed of any hazardous substance on, under, from or at any of WFL’s properties or in connection with WFL’s operations. There is no pending or, to WFL’s Knowledge, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding or investigation, inquiry or information request by any federal, state or foreign court, administrative agency or commission or other governmental authority or instrumentality (a “Governmental Authority”) or other entity relating to any environmental law involving WFL.

(x) Assuming the consent of the stockholders of WFL is obtained, and assuming the appropriate filings are made with the Secretary of State of the State of Wyoming, the execution and delivery by WFL of this Agreement and the closing documents and the consummation by WFL of the transactions contemplated hereby do not and will not (i) require the consent, approval or action of, or any filing or notice to, any corporation, firm, person or other entity or any public, governmental or judicial authority (except for such consents, approvals, actions, filing or notices the failure of which to make or obtain will not in the aggregate have a material adverse effect), other than the consent of the stockholders of WFL; (ii) violate any order, writ, injunction, decree, judgment, ruling, law, rule or regulation of any Governmental Authority applicable to WFL, or its business or assets; or (iii) constitute a material breach of any agreement, indenture, mortgage, license or other instrument or document to which WFL is a party or to which it is otherwise subject.

(y) There are no disagreements of any kind presently existing, or reasonably anticipated by WFL to arise, between the accountants and lawyers formerly or presently employed by WFL.

(z) Neither WFL nor any of its past or present officers or directors is, or ever has been, the subject of any formal or informal inquiry or investigation by the Securities and Exchange Commission (“SEC”) or The National Association of Securities Dealers, Inc. (“NASD”).

(aa) No representation or warranty by WFL contained in this Agreement and no statement contained in any certificate, schedule or other communication furnished pursuant to or in connection with the provisions hereof contains or shall contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. There is no current or prior event or condition of any kind or character pertaining to WFL that may reasonably be expected to have a material adverse effect on WFL. Except as specifically indicated elsewhere in this Agreement, all documents delivered by WFL in connection herewith have been and will be complete originals, or exact copies thereof.

6. Representations of URON and Merger Sub. URON and Merger Sub hereby jointly and severally represent and warrant as follows, each of which representations and warranties shall also be true as of the Closing except as set forth in the disclosure schedule attached to this Agreement (hereinafter the “URON Disclosure Schedule”). The URON Disclosure Schedule is arranged in paragraphs corresponding to the numbered paragraphs contained in this Article 6:

(a) As of the Closing, the shares of URON Common Stock and URON Preferred Stock to be issued and delivered to the stockholders of WFL (the “WFL Stockholders”) hereunder and in connection herewith will, when so issued and delivered, constitute duly authorized, validly and legally issued, fully-paid, nonassessable shares of URON capital stock, will not be issued in violation of any preemptive or similar rights and will be issued free and clear of all liens and encumbrances.

(b) Each of URON and Merger Sub has the corporate power to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the respective Boards of Directors of URON and Merger Sub and by URON as the sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by each of URON and Merger Sub and constitutes a legal, valid and binding obligation of URON and Merger Sub, enforceable against URON and Merger Sub in accordance with its terms except as enforcement may be limited by applicable bankruptcy, insolvency or other laws affecting creditor’s rights generally or by legal principles of general applicability governing the availability of equitable remedies.

(c) URON has made available to WFL a true and complete copy of its audited financial statements as of and for the fiscal years ended December 31, 2005, and 2006, and its unaudited financial statements for the nine months ended September 30, 2007 (the “URON Financial Statements”). The URON Financial Statements fairly present, in all material respects, the financial condition of URON as of the date thereof and the results of its operations for the periods then ended. The URON Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto and except for the absence of footnotes, in the case of unaudited financial statements). Merger Sub has no financial statements because it was recently formed solely for the purpose of effectuating the WFL Merger and it has been, is and will remain inactive except for purposes of the Merger, and it has no assets, liabilities, contracts or obligations of any kind other than as incurred in the Ordinary Course of Business in connection with its incorporation in Wyoming. URON has no subsidiaries (other than Merger Sub and the subsidiary contemplated to hold URON’s current business) or affiliates and does not have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business. Merger Sub has no subsidiaries or affiliates (other than URON) and does not have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business.

(d) Since June 30, 2007, there has not been any material adverse change in the condition of the URON or Merger Sub (financial or otherwise).

(e) Neither URON nor Merger Sub is a party to, or the subject of, any pending litigation, claims, or governmental investigation or proceeding not reflected in the URON Financial Statements, and to the Knowledge of URON and Merger Sub, there are no lawsuits, claims, assessments, investigations, or similar matters, threatened or contemplated against or affecting Merger Sub, URON, or the management or properties of URON or Merger Sub. URON is not subject to any order, judgment, injunction or decree of any Governmental Authority or arbitrator.

(f) URON and Merger Sub are each duly organized, validly existing and in good standing under the laws of the jurisdiction of their incorporation; each has the corporate power to own, lease and operate its property and to carry on its business as now being conducted and is duly qualified to do business and in good standing to do business in any jurisdiction where so required except where the failure to so qualify would have no material adverse effect on URON and Merger Sub. Neither corporation is required to be qualified to do business in any state other than in their respective states of incorporation.

(g) URON and Merger Sub have each filed all federal, state, county and local income, excise, property and other tax, governmental and/or other returns, forms, filings, or reports, which are due or required to be filed by it prior to the date hereof and have paid or made adequate provision in the URON Financial Statements for the payment of all taxes, fees, or assessments which have or may become due pursuant to such returns, filings or reports or pursuant to any assessments received. Neither URON nor Merger Sub is delinquent or obligated for any tax, penalty, interest, delinquency or charge and there are no tax liens or encumbrances applicable to either corporation.

(h) As of the date of this Agreement, URON’s authorized capital stock consists of 200,000,000 shares of Common Stock, no par value per share (the “URON Common Stock”), of which 7,710,255 shares of URON Common Stock are issued and outstanding. Merger Sub’s capitalization consists solely of 1,000 authorized shares of common stock (the “Merger Sub Stock”), of which 1,000 shares are outstanding, all of which are owned by URON, free and clear of all liens, claims and encumbrances. All outstanding shares of capital stock of URON and Merger Sub are, and shall be at Closing, validly issued, fully paid and nonassessable. Except as set forth on Schedule 6(h), there are no existing options, convertible or exchangeable securities, calls, claims, warrants, preemptive rights, registration rights or commitments of any character relating to the issued or unissued capital stock or other securities of either URON or Merger Sub. All outstanding options and warrants of URON not exercised prior to Closing shall remain unaffected by the Merger. There are no voting trusts, proxies or other agreements, commitments or understandings of any character to which URON or Merger Sub is a party or by which URON or Merger Sub is bound with respect to the voting of any capital stock of URON or Merger Sub. There is no outstanding stock appreciation, phantom stock or similar rights with respect to any capital stock of URON or Merger Sub. There are no outstanding obligations to repurchase, redeem or otherwise acquire any shares of capital stock of URON or Merger Sub.

(i) The financial records, minute books, and other documents and records of URON and Merger Sub have been or will be made available to WFL prior to the Closing. The records and documents of URON and Merger Sub that have been delivered to WFL constitute all of the material records and documents of URON and Merger Sub in the possession of URON or Merger Sub or any of their affiliates and representatives.

(j) Neither URON nor Merger Sub has breached, nor is there any pending, or to the Knowledge of URON or Merger Sub, any existing or threatened claim that URON or Merger Sub has breached, any of the terms or conditions of any agreements, contracts, commitments or other documents to which it is a party or by which it is, or its properties are bound. The execution and performance of this Agreement will not violate any provisions of applicable law or any agreement to which URON or Merger Sub is subject. Each of URON and Merger Sub hereby represent and warrant that it is not a party to any material contract or commitment, and that it has disclosed to WFL in writing all previous or existing relationships or dealings with related or controlling parties or affiliates of URON or Merger Sub. Other than as disclosed in URON’s public filings with the SEC, there are no currently existing agreements with any affiliates, related or controlling persons or entities of URON, Merger Sub or any stockholder of URON.

(k) URON has complied with all of the provisions relating to the issuance of securities, and for the registration thereof, under the Securities Act, other applicable securities laws, and all applicable blue sky laws in connection with any and all of its stock issuances. There are no outstanding, pending or threatened stop orders or other actions or investigations relating thereto involving federal and state securities laws. All issued and outstanding shares of URON’s capital stock were offered and sold in compliance with federal and state securities laws and were not offered, sold or issued in violation of any preemptive right, right of first refusal or right of first offer and are not subject to any right of recission.

(l) All information regarding URON which has been provided to WFL by URON or set forth in any document or other communication, disseminated to any former, existing or potential shareholders of URON or to the public or filed with the NASD, the SEC or any state securities regulators or authorities is true, complete, accurate in all material respects, not misleading, and was and is in full compliance with all securities laws and regulations.

(m) URON is and has been in compliance with, and URON has conducted any business previously owned or operated by it in compliance with, all applicable laws, orders, rules and regulations of all governmental bodies and agencies, including applicable securities laws and regulations (including, without limitation, the Sarbanes Oxley Act of 2002) and environmental laws and regulations, except where such noncompliance has and will have, in the aggregate, no material adverse effect. URON has not received notice of any noncompliance with the foregoing, nor does it have Knowledge of any claims or threatened claims in connection therewith. URON has never conducted any operations or engaged in any business transactions whatsoever other than as set forth in the reports URON has previously filed with the SEC.

(n) Without limiting the foregoing, (i) URON and any other person or entity for whose conduct URON is legally held responsible are and have been in compliance with all applicable federal, state, regional, and local laws, statutes, ordinances, judgments, rulings and regulations relating to any matters of pollution, protection of the environment, health or safety, or environmental regulation or control, and (ii) neither URON nor any other person for whose conduct URON is legally held responsible has manufactured, generated, treated, stored, handled, processed, released, transported or disposed of any hazardous substance on, under, from or at any of URON’s properties or in connection with URON’s operations. There is no pending or, to URON’s Knowledge, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding or investigation, inquiry or information request by any Governmental Authority or other entity relating to any environmental law involving URON.

(o) URON has filed all required documents, reports and schedules with the SEC, the NASD and any applicable state or regional securities regulators or authorities (collectively, the “URON SEC Documents”). As of their respective dates, the URON SEC Documents complied in all material respects with the requirements of the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the NASD rules and regulations and state and regional securities laws and regulations, as the case may be, and, at the respective times they were filed, none of the URON SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements (including, in each case, any notes thereto) of URON included in the URON SEC Documents complied as to form and substance in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (except as may be indicated therein or in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the financial position of URON as of the respective dates thereof and the results of its operations and its cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

(p) Other than as disclosed on Schedule 6(p), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) result in any payment (whether severance pay, unemployment compensation or otherwise) becoming due from URON to any person or entity, including without limitation any employee, director, officer or affiliate or former employee, director, officer or affiliate of URON, (b) increase any benefits otherwise payable to any person or entity, including without limitation any employee, director, officer or affiliate or former employee, director, officer or affiliate of URON, or (c) result in the acceleration of the time of payment or vesting of any such benefits.

(q) Other than as disclosed on Schedule 6(q), URON has no material contracts, commitments, arrangements, or understandings relating to its business, operations, financial condition, prospects or otherwise. For purposes of this Section 6(q), “material” means payment or performance of a contract, commitment, arrangement or understanding which is expected to involve payments in excess of $5,000.

(r) Assuming appropriate filings and mailings are made by URON under the Securities Act, the Exchange Act, with the NASD, and with the Secretary of State of Wyoming, the execution and delivery by URON of this Agreement and the closing documents and the consummation by URON of the transactions contemplated hereby do not and will not (i) require the consent, approval or action of, or any filing or notice to, any corporation, firm, person or other entity or any public, governmental or judicial authority (except for such consents, approvals, actions, filing or notices the failure of which to make or obtain will not in the aggregate have a material adverse effect); (ii) violate any order, writ, injunction, decree, judgment, ruling, law, rule or regulation of any Governmental Authority applicable to URON, or its business or assets; (iii) constitute a material breach of any agreement, indenture, mortgage, license or other instrument or document to which URON or Merger Sub is a party or to which any of them is otherwise subject; and (iv) violate or conflict with any provision of the respective Articles of Incorporation or Articles of Incorporation or Bylaws of either URON or Merger Sub. To the Knowledge of officers of URON, URON is not subject to, or a party to, any mortgage, lien, lease, agreement, contract, instrument, order, judgment or decree or any other material restriction of any kind or character which would prevent, hinder, restrict or impair the continued operation of the business of WFL after the Closing.

(s) URON has provided to WFL an accurate and complete list of all of its current employees, consultants or independent contractors. URON is not a party to or bound by any employment agreement or any union contract, collective bargaining agreement or similar contract or agreement, or any other contract or agreement to provide severance payments or benefits to any employee upon termination of employment. As of the Closing, URON will not have any employees, consultants or independent contractors, other than its attorneys and accountants. There are no labor disputes, grievances or requests for arbitration. URON has no pension, retirement, savings, profit sharing, stock-based, incentive compensation or other similar employee benefit plan.

(t) Except as filed as exhibits to the URON SEC Documents, URON has no “material contracts” (as defined in Item 601(b)(10) of Regulation S-B of the SEC) to which it is a party. URON is not a party to or bound by any contract which would prohibit or materially delay the consummation of the transactions contemplated by this Agreement. All of the URON’s “material contracts” are in good standing, valid and effective in accordance with their respective terms, and neither URON nor any other party to a “material contract” of URON has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of, any such “material contract.”

(u) Except as set forth in the URON SEC Documents or as set forth on Schedule 6(u), there are no liabilities (including, but not limited to, tax liabilities), obligations or claims (whether such liabilities or claims are contingent or absolute, direct or indirect, and matured or unmatured) (collectively, “Liabilities”) of URON, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in a Liability.

(v) URON is in compliance with the requirements of the Sarbanes-Oxley Act of 2002 applicable to it as of the date of this Agreement. URON maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. URON has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for URON and designed such disclosures controls and procedures to ensure that material information relating to URON, is made known to the certifying officers by others within URON, particularly during the period in which URON’s Form 10-KSB or 10-QSB, as the case may be, is being prepared. URON’s certifying officers have evaluated the effectiveness of URON’s controls and procedures as of the date of its most recently filed periodic report (such date, the “Evaluation Date”). URON presented in its most recently filed periodic report the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no significant changes in URON’s internal control over financial reporting (as such term is defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) or in other factors that could significantly affect URON’s internal control over financial reporting. URON’s auditors, at all relevant times, have been duly registered in good standing with the Public Company Accounting Oversight Board.

(w) There are no legal, administrative, arbitral or other proceedings, claims, suits, actions or governmental investigations of any nature pending, or to URON’s Knowledge threatened, directly or indirectly involving URON’s and/or officers, directors or affiliates, including, but not limited to any stockholder claims or derivative actions, or challenging the validity or propriety of the transactions contemplated by this Agreement.

(x) URON: (i) is not in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by URON under), nor has URON received notice of a claim that it is in default under or that it is in violation of, any indenture, mortgage, deed of trust or other agreement, instrument or contract to which URON is a party or by which it or any of its assets or properties are bound (whether or not such default or violation has been waived), (ii) is not in violation of any order of any court, arbitrator or governmental body, (iii) is not and has not been in violation of any law, order, rule, regulation, writ, injunction, judgment or decree of any Governmental Authority having jurisdiction over URON or any of its business or properties, including federal and state securities laws and regulations and (iv) is not in violation of any governmental authorization.

(y) There are no disagreements of any kind presently existing, or reasonably anticipated by URON to arise, between the accountants and lawyers formerly or presently employed by URON and URON.

(z) Neither URON nor any of its past or present officers or directors is, or ever has been, the subject of any formal or, to URON’s Knowledge, informal inquiry or investigation by the SEC or the NASD.

(aa) URON confirms that neither it nor any other Person acting on its behalf has provided WFL or its agents or counsel with any information that constitutes or might constitute material, nonpublic information concerning URON. URON understands and confirms that WFL will rely on the foregoing representations in effecting transactions in securities of URON. All disclosure provided to WFL regarding URON, its business and the transactions contemplated hereby furnished by or on behalf of URON with respect to the representations and warranties made herein are true and correct with respect to such representations and warranties and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein not misleading. URON acknowledges and agrees that WFL has not made, nor is WFL making, any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth herein.

(bb) No representation or warranty by URON or Merger Sub contained in this Agreement and no statement contained in any certificate, schedule or other communication furnished pursuant to or in connection with the provisions hereof contains or shall contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. There is no current or prior event or condition of any kind or character pertaining to URON that may reasonably be expected to have a material adverse effect on URON or its subsidiaries. Except as specifically indicated elsewhere in this Agreement, all documents delivered by URON in connection herewith have been and will be complete originals, or exact copies thereof.

7. Closing. The closing of the transactions contemplated herein (the “Closing”) shall take place upon the mutual release of Closing documents by and among the parties, on such date (the “Closing Date”) as mutually determined by the parties hereto when all conditions precedent have been met and all required documents have been delivered. The “Effective Time” of the Merger shall be that date and time the Articles of Merger has been accepted for filing by the Wyoming Secretary of State, or at such later time as is provided in the Certificate of Merger, and the “Effective Date” shall be the date of the Effective Time.

8. Actions Prior to Closing.

(a) Prior to the Closing, WFL on the one hand, and URON and Merger Sub on the other hand, shall be entitled to make such investigations of the assets, properties, business and operations of the other party, and to examine the books, records, tax returns, financial statements and other materials of the other party as such investigating party deems necessary in connection with this Agreement and the transactions contemplated hereby. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances, and the parties hereto shall cooperate fully therein. Until the Closing, and if the Closing shall not occur, thereafter, each party shall keep confidential and shall not use in any manner inconsistent with the transactions contemplated by this Agreement, and shall not disclose, nor use for their own benefit, any information or documents obtained from the other party concerning the assets, properties, business and operations of such party, unless such information (i) is readily ascertainable from public or published information, (ii) is received from a third party not under any obligation to keep such information confidential, or (iii) is required to be disclosed by any law or order (in which case the disclosing party shall promptly provide notice thereof to the other party in order to enable the other party to seek a protective order or to otherwise prevent such disclosure). If this transaction is not consummated for any reason, each party shall return to the other all such confidential information, including notes and compilations thereof, promptly after the date of such termination. The representations and warranties contained in this Agreement shall not be affected or deemed waived by reason of the fact that either party hereto discovered or should have discovered any representation or warranty is or might be inaccurate in any respect.

(b) Prior to the Closing, WFL, URON and Merger Sub agree not to issue any statement or communications to the public or the press regarding the transactions contemplated by this Agreement without the prior written consent of the other parties. In the event that URON is required under federal securities law to either (i) file any document with the SEC that discloses this Agreement or the transactions contemplated hereby, or (ii) to make a public announcement regarding this Agreement or the transactions contemplated hereby, URON shall provide WFL with a copy of the proposed disclosure no less than 48 hours before such disclosure is made and shall incorporate into such disclosure any reasonable comments or changes that WFL may request.

(c) Prior to the Closing, except as contemplated by this Agreement, there shall be no stock dividend, stock split, recapitalization, or exchange of shares with respect to or rights, options or warrants issued in respect of URON Common Stock after the date hereof and there shall be no dividends or other distributions paid on URON Common Stock or URON Preferred Stock after the date hereof, in each case through and including the Closing. URON and Merger Sub shall conduct no business, prior to the Closing, other than in the ordinary course of business or as may be necessary in order to consummate the transactions contemplated hereby. Prior to the Closing (except as otherwise contemplated by this Agreement), neither URON nor Merger Sub shall take any action or enter into any agreement to issue or sell any shares of capital stock of URON or Merger Sub or any securities convertible into or exchangeable or exercisable for any shares of capital stock of URON or Merger Sub or to repurchase, redeem or otherwise acquire any of the issued and outstanding capital stock of URON or Merger Sub, without the prior written consent of WFL.

(d) Prior to the Closing, URON will timely file all required URON SEC Documents and comply in all material respects with the requirements of the Securities Act, the Exchange Act, the NASD rules and regulations and state and regional securities laws and regulations.

(e) URON agrees that, from the date of this Agreement until the first to occur of (i) the termination of this Agreement pursuant to Section 11 or (ii) the Closing, URON will not, and will not authorize or permit any officer or director of URON or any other person on its behalf to, directly or indirectly, solicit, facilitate, encourage, entertain, discuss, negotiate or accept or enter into any offer, inquiry or proposal from or any agreement with any party other than WFL concerning a possible investment in, or an acquisition, merger or consolidation of URON with or into any other entity, a disposition of all or any substantial portion of the business, assets or securities of URON, or provide any confidential information to any party other than WFL concerning any such investment, acquisition, merger, consolidation or disposition (a “URON Third Party Transaction”). URON will promptly notify WFL in writing of any such offer, the principal terms of the same and the identity of the party making the same, unless URON’s sole response to such offer is to refuse to discuss the offer with such party. In the event that URON breaches any of its undertakings provided for in this Section 8(e) and URON enters into a definitive agreement or agreement in principle with any third party in respect of which it breached such undertaking within six months after the termination by WFL of this Agreement, then URON shall cause WFL to be paid, by URON or another party or parties to the URON Third Party Transaction, a breakup fee of $100,000 in cash upon the closing of such URON Third Party Transaction. Such breakup fee shall be agreed upon liquidated damages relating to such URON Third Party Transaction and is not a penalty. The parties agree that it would be difficult, if not impossible, to calculate the damages that would be suffered by WFL as a result of such URON Third Party Transaction and that such breakup fee is reasonable.

(h) WFL agrees that, from the date of third Agreement until the first to occur of the termination of this Agreement pursuant to Section 11 and (ii) the Closing, except in connection with the Equity Financing, WFL will not, and will not authorize or permit any officer or director of WFL or any other person on its behalf to, directly or indirectly, solicit, facilitate, encourage, entertain, discuss, negotiate or accept or enter into any offer, inquiry or proposal from or any agreement with any party other than URON concerning an acquisition, merger or consolidation of WFL with or into any other entity, a disposition of all or any substantial portion of the business, assets or securities of WFL, or provide any confidential information to any party other than URON concerning any such acquisition, merger, consolidation or disposition (a “WFL Third Party Transaction”). WFL will promptly notify URON in writing of any such offer, the principal terms of the same and the identity of the party making the same, unless WFL’s sole response to such offer is to refuse to discuss the offer with such party. In the event that WFL breaches any of its undertakings provided for in this Section 8(h) and WFL enters into a definitive agreement or agreement in principle with any third party in respect of which it breached such undertaking within six months after the termination by URON of this Agreement, then WFL shall cause URON to be paid, by WFL or another party or parties to WFL Third Party Transaction, the amount of $100,000 in cash upon the closing of such WFL Third Party Transaction. Such breakup fee shall be agreed upon liquidated damages relating to such WFL Third Party Transaction and is not a penalty. The parties agree that it would be difficult, if not impossible, to calculate the damages that would be suffered by URON as a result of such WFL Third Party Transaction and that such breakup fee is reasonable.

(i) Prior to the Closing, URON will cause its current business to be transferred in its entirety to a newly formed operating subsidiary, which will be incorporated and organized under Minnesota law; provided, however, that URON will permit counsel for WFL to review all documentation relating to the incorporation and organization of such subsidiary.

9. Conditions Precedent to the Obligations of WFL. All obligations of WFL under this Agreement are subject to the fulfillment, prior to or as of the Closing, of each of the following conditions:

(a) The representations and warranties by or on behalf of URON and Merger Sub contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof or in connection herewith shall be true and correct in all respects at and as of the Closing as though such representations and warranties were made at and as of such time.

(b) URON and Merger Sub shall have performed and complied with all covenants, agreements, and conditions set forth or otherwise contemplated in, and shall have executed and delivered all documents required by, this Agreement to be performed or complied with or executed and delivered by them prior to or at the Closing.

(c) The directors of URON and the directors and sole stockholder of Merger Sub shall have approved in accordance with applicable state corporation law the execution and delivery of this Agreement and the consummation of the transactions contemplated herein.

(d) On or before the Closing Date, URON and Merger Sub shall have delivered to WFL certified copies of resolutions of the stockholders and the directors of Merger Sub and URON approving and authorizing the execution, delivery and performance of this Agreement and authorizing all of the necessary and proper action to enable URON and Merger Sub to comply with the terms of this Agreement.

(e) The Merger shall be permitted by applicable state law and otherwise and URON shall have sufficient shares of its capital stock authorized to complete the WFL Merger and the transactions contemplated hereby.

(f) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

(g) At Closing, all of the officers and directors of URON shall have resigned in writing from their positions as directors and officers of URON, and the directors of URON shall have taken such action as may be necessary or desirable regarding the appointment of successor directors.

(h) At the Closing, all instruments and documents delivered by URON or Merger Sub pursuant to the provisions hereof shall be reasonably satisfactory to legal counsel for WFL.

(i) WFL shall have received all necessary and required approvals and consents from required parties and from its stockholders.

(j) At the Effective Time, URON and Merger Sub shall have liabilities aggregating $50,000 or less (excluding fees payable to legal counsel).

(k) URON shall complete or shall have completed the following actions prior to or simultaneous with the Closing of the WFL Merger:

(i) The Equity Financing; and

(ii) The Reverse Stock Split.

(l) At the Closing, URON and Merger Sub shall have delivered to WFL an opinion of URON’s legal counsel dated as of the Closing to the effect that:

(i) Each of URON and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

(ii) This Agreement has been duly authorized, executed and delivered by URON and Merger Sub and is a valid and binding obligation of URON and Merger Sub enforceable in accordance with its terms;

(iii) URON and Merger Sub each through its board of directors and stockholders have taken all corporate action necessary for performance under this Agreement;

(iv) The documents executed and delivered to WFL and WFL Stockholders hereunder are valid and binding in accordance with their terms and vest in WFL Stockholders all right, title and interest in and to the shares of URON’s capital stock to be issued pursuant to Section 2(b) hereof, and the shares of URON capital stock when issued will be duly and validly issued, fully paid and nonassessable; and

(v) The authorized capital stock of URON shall consist of 20,000,000 shares.

10. Conditions Precedent to the Obligations of URON and Merger Sub. All obligations of URON and Merger Sub under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

(a) The representations and warranties by WFL contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true and correct in all material respects at and as of the Closing as though such representations and warranties were made at and as of such times.

(b) WFL shall have performed and complied with, in all material respects, all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

(c) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

(d) No stockholders of WFL shall have exercised their dissenters rights under the WBCA such that they possess (or have the right to possess in the future) Dissenting Shares with respect to the Merger.

(e) The following actions shall have been completed prior to or simultaneous with the Closing of the Merger:

(i) The Equity Financing; and

(ii) The Reverse Stock Split.

(f) WFL shall deliver to URON financial statements meeting the requirements of 3-05 of Regulation S-X promulgated under the Securities Act and the Exchange Act.

(f) WFL shall deliver an opinion of its legal counsel to the effect that:

(i) WFL is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation;

(ii) This Agreement has been duly authorized, executed and delivered by WFL and is a valid and binding obligation of WFL enforceable in accordance with its terms;

(iii) The board of directors and stockholders of WFL have taken all corporate action necessary for performance under this Agreement; and

(iv) WFL has the corporate power to execute, deliver and perform under this Agreement.

11. Events of Termination. This Agreement may, by notice given in the manner hereinafter provided, be terminated and abandoned at any time prior to completion of the Closing, as follows:

(a) by WFL if (1) there has been a material breach by URON and, in the case of such a breach relating to a covenant or agreement, such breach shall not have been cured within ten (10) days after receipt by URON of notice specifying particularly such breach, (2) if WFL identifies hereafter any fact, circumstance or event that could be reasonably determined to have a material averse effect on URON and such fact, circumstance or event is not cured by URON within ten (10) days after receipt by URON of notice specifying particularly such fact, event or circumstance, or (3) if the closing conditions hereunder in favor of WFL have not been satisfied by the close of business on December 31, 2007;

(b) by URON (1) if there has been a material breach by WFL and, in the case of such a breach relating to a covenant or agreement, such breach shall not have been cured within ten (10) days after receipt by WFL of notice specifying particularly such breach, or (2) if URON identifies hereafter any fact, circumstance or event that could be reasonably determined to have a Material Adverse Effect on WFL, or URON following the Merger, and such fact, circumstance or event is not cured by WFL within ten (10) days after receipt by WFL of notice specifying particularly such fact, event or circumstance, or (3) if the closing conditions hereunder in favor of URON have not been satisfied by the close of business on December 31, 2007; or

(c) or at any time by mutual written agreement of WFL and URON.

This Agreement may not be terminated other than as set forth above. In the event a party terminates this Agreement other than as permitted above, such party shall become liable to pay the other parties hereto a termination fee of $50,000. Such termination fee shall be agreed upon liquidated damages relating to such termination and is not a penalty. The parties agree that it would be difficult, if not impossible, to calculate the damages that would be suffered by the non-terminating party and that such termination fee is reasonable.

12. Survival and Indemnification. All representations, warranties, covenants and agreements contained in this Agreement, or in any schedule, certificate, document or statement delivered pursuant hereto, shall survive (and not be affected in any respect by) the Closing, any investigation conducted by any party hereto and any information which any party may receive. Notwithstanding the foregoing, the representations and warranties contained in or made pursuant to this Agreement shall terminate on, and no claim or action with respect thereto may be brought after, the date that URON’s annual report on Form 10-KSB for the fiscal year ended December 31, 2007 is filed with the SEC, except that breaches of representations, warranties and covenants arising out of or related to the fraud or willful misconduct of any of the parties shall survive indefinitely. For purposes of determining damages hereunder, damages shall mean any actual and out-of-pocket liabilities, obligations, losses, damages, judgments, penalties, costs, and expenses (including, without limitation, reasonable attorneys’ fees); provided that, in no event shall damages include any special, incidental, punitive, exemplary or consequential damages or any damages for diminution in value.

13. Nature of Representations. All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance solely on the representations, warranties and covenants and agreements contained in this Agreement and the other documents delivered at the Closing and not upon any representation warranty, agreement, promise or information, written or oral, made by the other party or any other person other than as specifically set forth herein.

14. Documents at Closing. At the Closing, the following documents shall be delivered:

(a) WFL will deliver, or will cause to be delivered, to URON the following:

(i) a certificate executed by the President of WFL to the effect that all representations and warranties made by WFL under this Agreement are true and correct as of the Closing, the same as though originally given to URON or Merger Sub on said date;

(ii) a certificate from the State of Wyoming dated within ten business days of the Closing to the effect that WFL is in good standing under the laws of Wyoming;

(iii) such other instruments, documents and certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement;

(iv) executed copy of the Articles of Merger for filing in Wyoming;

(v) certified copies of resolutions adopted by the stockholders and directors of WFL authorizing the Merger;

(vi) all other items, the delivery of which is a condition precedent to the obligations of URON and Merger Sub, as set forth herein; and

(vii) the legal opinion required by Section 10 hereof.

(b) URON and Merger Sub will deliver or cause to be delivered to WFL:

(i) a certificate of the President of URON and Merger Sub, respectively, to the effect that all representations and warranties of URON and Merger Sub made under this Agreement are true and correct as of the Closing, the same as though originally given to WFL on said date;

(ii) certified copies of resolutions adopted by the stockholders and the board of directors of Merger Sub and the board of directors of URON authorizing the WFL Merger and all related matters;

(iii) certificates from the jurisdiction of incorporation of URON and Merger Sub dated within ten business days of the Closing Date that each of said corporations is in good standing under the laws of said state;

(iv) executed copy of the Articles of Merger for filing in Wyoming;

(v) opinion of URON’s counsel as described in Section 9 above;

(vi) such other instruments and documents as are required to be delivered pursuant to the provisions of this Agreement;

(vii) written resignation of all of the officers and directors of URON and Merger Sub and the written appointment of new directors and officers of URON as contemplated under Section 2(c) hereof; and

(viii) all other items, the delivery of which is a condition precedent to the obligations of WFL, as set forth in Section 9 hereof.

15. Finder’s Fees. URON and Merger Sub jointly and severally represent and warrant to WFL and WFL and represents and warrants to URON and Merger Sub, that none of them, or any party acting on their behalf, has incurred any liabilities, either express or implied, to any “broker” or “finder” or similar person in connection with this Agreement or any of the transactions contemplated hereby; except as set forth in this Section 15. If the Merger closes, URON shall pay Stevens, Inc. a cash consulting fee of $525,000 and shall grant Lantern Advisers, LLC, a warrant to purchase 400,000 shares of Uron’s common stock, calculated after the Reverse Stock Split, at a price of $0.01 per share (alternatively, URON may grant Lantern Advisers, LLC such a warrant, the vesting and exercisability of which is contingent upon the Closing) (the “Lantern Warrant”). The exact terms and conditions of such warrant shall be acceptable to WFL.

16. Miscellaneous.

(a) Severability. If any provision of this Agreement is declared by any court or other Governmental Body to be null, void, or unenforceable, this Agreement shall be construed so that the provision at issue shall survive to the extent it is not so declared null, void, or unenforceable and all of the other provisions of this Agreement shall remain in full force and effect.
(b)  Entire Agreement. This Agreement, together with all exhibits and schedules hereto attached, constitutes the entire agreement among the parties pertaining to the subject matter hereof and completely supersedes all prior or contemporaneous agreements, understandings, arrangements, commitments, negotiations, and discussions of the parties, whether oral or written, all of which shall have no substantive significance or evidentiary effect. Each party acknowledges, represents, and warrants that it has not relied on any representation, agreement, understanding, arrangement, or commitment that has not been expressly set forth in this Agreement. Each party acknowledges, represents and warrants that this Agreement is fully integrated and parol evidence is not needed to reflect the intentions of the parties. The parties specifically intend that the literal words of this Agreement shall, alone, conclusively determine all questions concerning the parties’ intent.

(c) Corporate Affairs. Each party will make every reasonable effort to keep confidential any information obtained by them concerning the other party, including its internal organization, finances, procedures, and customers. Neither party will make any public announcement, or release any publicity regarding the other party, other than routine oral communications with analysts, shareholders, and prospective investors without the prior written consent (which shall not be unreasonably withheld or delayed) of the party being named, unless, in the good faith opinion of counsel to the party contemplating such disclosure, such disclosure is required by law and time does not permit the party to obtain such consent, or such disclosure may otherwise be necessary in connection with the filing of Tax Returns, or claims for refunds, or in conducting a Tax audit or other proceedings. This Section shall survive the termination of this Agreement. Notwithstanding anything herein to the contrary, any party (and any employee, representative, or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. For this purpose, tax treatment and tax structure shall not include the identity of any existing or future party (or any affiliate of such party) to this Agreement.

(d) Notices. Unless otherwise expressly provided herein, all notices, requests, demands, instructions, documents, and other communications to be given hereunder by either party to the other shall be in writing, shall be sent to the address/fax number set forth below (provided that any party may at any time change its address for notice or other such information by giving written notice thereof in accordance with this Section), and shall be deemed to be duly given upon the earliest of (a) hand delivery, or (b) the first business day after sending by reputable overnight delivery service for next-day delivery (with confirmation of delivery).

If to URON:

Uron Inc.
Attention: Donald Miller
9449 Science Center Drive
New Hope, MN 55428
Fax: (612) 642-8305

with a copy to:

Maslon Edelman Borman & Brand, LLP
Attention: Paul Chestovich
3300 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402
Fax: (612) 642-8305

If to WFL:

Wyoming Financial Lenders, Inc.
Attention: John Quandahl
2201 West Broadway
Council Bluffs, IA 51501
Fax: (401) 733-8545

with a copy to:

WERCS
Attention: Robert Moberly
400 East First Street
Casper, WY 82601
Fax No. (301) 473-5585

Speight, McCue & Crank
Attention: Robert T. McCue
2515 Warren Avenue, Suite 505
Cheyenne, WY 82003
Fax No. (307) 635-7155

Cohne Rappaport & Segal
257 East 200 South, Suite 700
Salt Lake City, UT 84111
Attn: A. O. Headman, Jr.
Fax No: (801) 355-1813

(e) Amendments; Waivers. This Agreement may not be amended or modified unless such amendment or modification is in writing and signed by all of the parties to this Agreement. The terms, covenants, representations, warranties, or conditions of this Agreement may only be waived in writing. Any waiver of any condition, or of the breach of any provision, term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be or construed as a further or continuing waiver of any condition, or of the breach of any other provision, term, covenant, representation, or warranty of this Agreement.

(f) Successors and Assigns. The rights and obligations under this Agreement may not be assigned or delegated unless in writing executed by the parties hereto, and any attempted assignment or delegation without such prior written consent shall be void and of no force or effect. This Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties to this Agreement.

(g) Governing Law; Submission to Jurisdiction. This Agreement and all transactions contemplated hereby shall be governed by, and construed and enforced in accordance with, the laws of the State of Wyoming, and shall be treated in all respects as a State of Wyoming contract, without regard to any state’s laws related to choice or conflict of laws. The parties irrevocably agree and consent to the jurisdiction of the courts of the State of Wyoming and the federal courts of the United States sitting in such state for the adjudication of any matters arising under, or in connection with, this Agreement.

(h) WAIVER OF JURY TRIAL. THE PARTIES HEREBY IRREVOCABILITY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CLAIM, OR COUNTERCLAIM, WHETHER AT LAW OR IN EQUITY, ARISING OUT OF, OR RELATING TO, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(i) Subsequent Documentation. At any time, and from time to time after the Closing Date, each of the parties to this Agreement shall use its best efforts to take such action as may be necessary, or as may be reasonably requested by another party to this Agreement, to carry out and consummate the transactions contemplated by this Agreement.

(j) Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by facsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by facsimile also shall deliver an original executed counterpart of this Agreement, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

(k) Interpretation. In this Agreement, unless a clear contrary intention appears:

(i) the singular number includes the plural number and vice versa;

(ii) reference to any Person includes such Person’s successors and assigns, but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii) reference to gender does not exclude the other gender;

(iv) reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v) reference to any legal requirement means such legal requirement as amended, modified, codified, replaced, or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any legal requirement means that provision of such legal requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement, or reenactment of such section or other provision;

(vi) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section, or other provision hereof;

(vii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(viii) “or” is used in the inclusive sense of “and/or”;

(ix) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and

(x) references to documents, instruments, or agreements shall be deemed to refer as well to all addenda, exhibits, schedules, or amendments thereto.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

URON INC.

By:	/s/ Christopher Larson
Name:	Christopher Larson
Title:	Chief Executive Officer

WFL ACQUISITION CORP.

By:	/s/ Christopher Larson
Name:	Christopher Larson
Title:	Chief Executive Officer

WYOMING FINANCIAL LENDERS, INC.

By:	/s/ John Quandahl
Name:	John Quandahl
Title:	President

Schedule A

Post Closing Management

New directors:

Christopher Larson
James Mandel
Mark Houlton
John H. Klassen IV
Robert W. Moberly

No change in the executive officers of URON

Schedule B

Post Closing Capitalization

Holders	Shares	Fully Diluted Percentage
Current holders of URON Common Stock (post Reverse Stock Split)	771,025	4.40%
Outstanding options and warrants to purchase URON Common Stock (post Reverse Stock Split and excluding the Lantern Warrant) issuable upon Merger	1,600,000	9.13%
Remaining post-Closing outstanding options and warrants to purchase URON Common Stock (post Reverse Stock Split)	10,000	0.05%
New investors (through Equity Financing)	2,953,125	16.85%
Subscription Agreement with Christopher Larson (post Reverse Stock Split)	1,071,875	6.11%
Current WFL stockholders (to be issued in Merger)	11,125,000(1)	63.46%

Totals	17,531,025	100%

(1)	10,000,000 of such shares will be issued as Series A Convertible Preferred Stock at the Closing, initially convertible into shares of URON Common Stock on a one-for-one basis.

Exhibit A

ARTICLES OF MERGER

Merging

WFL Acquisition Corp.
(a Wyoming corporation)

with and into

Wyoming Financial Lenders, Inc.
(a Wyoming corporation)

Pursuant to the provisions of the Wyoming Business Corporation Act (the “Wyoming Act”), Wyoming Financial Lenders, Inc., a Wyoming corporation (“Wyoming Financial”), hereby certifies the following information relating to the merger of WFL Acquisition Corp., a Wyoming corporation, with and into Wyoming Financial:

FIRST: The plan of merger, titled as the “Agreement and Plan of Merger and Reorganization,” is attached hereto as Exhibit A and incorporated herein by this reference.

SECOND: The approval of the shareholders of each of Wyoming Financial and WFL Acquisition Corp. was required and obtained, with all 1,000 shares of common stock of WFL Acquisition Corp. outstanding having been voted in favor of the merger, and with all _______ shares of common stock of Wyoming Financial outstanding having been voted in favor of the merger. Except as set forth above, no other class or series of capital stock of either WFL Acquisition Corp. or Wyoming Financial was or is outstanding or was or is entitled to vote on or approve the plan of merger.

THIRD: That the name of the surviving corporation is Wyoming Financial Lenders, Inc.

FOURTH: That the Articles of Incorporation of Wyoming Financial Lenders, Inc., as presently existing, shall not be affected by the merger.

Wyoming Financial Lenders, Inc.

By:
Name:
Title:

Dated:

Exhibit B

Certificate of Designation of Series A Convertible Preferred Stock

CERTIFICATE OF DESIGNATIONS
FOR SERIES A CONVERTIBLE PREFERRED STOCK
OF URON INC.
(PURSUANT TO MINNESOTA STATUTES, SECTION 302A.401,
SUBD. 3(b))

The undersigned, being the President of URON Inc. (the “Corporation”), a corporation organized and existing under the Minnesota Business Corporation Act, in accordance with the provisions of Minnesota Statutes, Section 302A.401, Subd. 3(b), does hereby certify that:

      Pursuant to the authority vested in the Board of Directors of the Corporation by the Amended and Restated Articles of Incorporation of the Corporation, as amended, the Board of Directors on _____, 2007, in accordance with Minnesota Statutes, Section 302A.401, Subd. 3, duly adopted the following resolution establishing a series of 10,000,000 shares of the Corporation’s preferred stock, to be designated as its Series A Convertible Preferred Stock:

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation (the “Board of Directors”) by the Amended and Restated Articles of Incorporation of the Corporation, as amended, the Board of Directors hereby establishes a series of preferred stock of the Corporation and hereby states the designation and number of shares, and fixes the relative rights and preferences, of such series of shares as follows:

SERIES A CONVERTIBLE PREFERRED STOCK

Section 1. Designation; Number of Shares. The shares of such series shall be designated as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”), and the number of shares constituting the Series A Preferred Stock shall be 10,000,000. The Series A Preferred Stock shall have a par value of $0.01 per share. The “Stated Amount” of each share of Series A Preferred Stock hereunder shall be $2.10.

 Section 2. Voting. Each outstanding share of Series A Preferred Stock shall be entitled to a number of votes equal to the number of shares of the Corporation’s common stock (the “Common Stock”) into which such share of Series A Preferred Stock is then convertible pursuant to Section 7 hereof as of the applicable record date for the vote or written consent of shareholders, as applicable. Each holder of outstanding shares of Series A Preferred Stock shall be entitled to notice of any shareholders’ meeting in accordance with the bylaws of the Corporation and shall vote with holders of the Common Stock, voting together as single class, upon all matters submitted to a vote of shareholders, excluding those matters required to be submitted to a class or series vote pursuant to the terms hereof (including, without limitation, Section 9) or by law. Provided that holders of no other class or series of shares are entitled to cumulate their votes in any election of directors in which they are entitled to vote, the holders of shares of Series A Preferred Stock shall not be entitled to cumulate their votes in any election of directors in which they are entitled to vote. If the holders of any other class or series of shares shall be entitled to cumulative voting then the holders of Series A Preferred Stock shall be entitled to cumulative voting.

Section 3. Rank. The Series A Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up or dissolution, whether voluntary or involuntary, whether now or hereafter issued, rank: (a) senior (except as indicated in clause (c) below) to any other series of Preferred Stock established hereafter by the Board of Directors, the terms of which shall specifically provide that such series shall rank junior to the Series A Preferred Stock with respect to dividend rights and rights on liquidation, winding up or dissolution; (b) senior to the Common Stock of the Corporation (the “Common Stock”) and any other equity securities of the Corporation (all of such equity securities of the Corporation to which the Series A Preferred Stock ranks senior, including without limitation any Preferred Stock and the Common Stock, being collectively referred to herein as “Junior Securities”); and (c) pari passu in all respect to any class of preferred stock hereafter created, in an aggregate amount of up to 10,000,000 shares, and designated as “Series A-1 Convertible Preferred Stock,” which shall have rights and preferences identical to those set forth herein for Series A Preferred Stock and which upon its designation and issuance shall be treated for all purposes hereunder and under applicable state law as one single class of preferred stock (including, without limitation, with respect to voting rights, dividend rights and rights on liquidation, winding up or dissolution).

Section 4. Dividends; Payment Priorities.

(a)  Quarterly Dividends.  The holders of shares of the Series A Preferred Stock shall be entitled to receive, out of funds legally available therefor, dividends at an annual rate equal to 10% of the Stated Amount, calculated on the basis of a 360-day year, consisting of twelve 30-day months, and shall accrue on a daily basis from the date of issuance thereof, whether or not declared.  Accrued and unpaid dividends shall compound on a quarterly basis, and shall be, except as set forth in Section 4(b) below, payable in cash.  The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of such dividends, which record date shall not be more than sixty (60) days prior to the applicable dividend payment date.  The first such dividend payment shall be due and payable on January 15, 2008, with subsequent payments due and payable on April 15, July 15 and October 15 of each year.   Subject to applicable law, all accrued and unpaid dividends, if any, shall be mandatorily paid immediately prior to the earlier to occur of (i) a liquidation, dissolution or winding up of the Corporation or (ii) an optional Conversion pursuant to Section 7 hereof.

(b)  Payment of Dividends.   At the option of the Preferred Stockholder, the Corporation shall pay dividends on the Series A Preferred Stock in shares of Common Stock, with each share of Common Stock being valued for this purpose at the Conversion Price (as defined below) in effect on the date of payment.  For purposes hereof, the “Conversion Price” shall be equal to Stated Amount per share divided by the Conversion Rate (as adjusted from time to time pursuant hereto).

(c)  Junior Securities Dividends.  The Corporation shall not declare or pay any cash dividends on, make any other distributions with respect to, or redeem, purchase or otherwise acquire for consideration, any shares of Junior Securities unless and until all accrued and unpaid dividends on the Series A Preferred Stock shall have been paid in full.

Section 5. Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Corporation available for distribution to its shareholders, an amount in cash equal to the Stated Amount for each share of Series A Preferred Stock outstanding to and including the date of liquidation, plus an amount in cash equal to all accrued but unpaid dividends (whether or not declared) (collectively, such amount is referred to as the “Liquidation Preference”), before any payment shall be made or any assets distributed to the holders of any Junior Securities. If the assets of the Corporation are not sufficient to pay in full the applicable Liquidation Preference, then the holders of all then-outstanding Series A Preferred Stock shares shall share in such distribution of assets in proportion to the full respective preferential amounts that would be payable on such shares of Series A Preferred Stock if all amounts payable thereon were paid in full.

Section 6. Optional Redemption by Corporation.

(a) In General. To the extent permitted by law and the terms or provisions of other agreements or instruments for or with respect to capital stock or indebtedness of the Corporation to which the Corporation is, or may become, a party or subject (including without limitation any notes, debentures or indentures), all or less than all of the outstanding shares of Series A Preferred Stock shall be redeemable, at the option of the Corporation, in whole, at any time. If the Corporation elects to redeem all or some of the Series A Preferred Stock, it shall establish a “Redemption Date”, the date on which the Redemption shall close and the Redemption Price paid. Not more than 60 nor less than 30 days prior to the Redemption Date, written notice by first-class mail, postage prepaid, shall be given to the holders of record of the Series A Preferred Stock to be redeemed, addressed to such shareholders at their last addresses as shown on the stock books of the Corporation (the “Optional Redemption Notice”).

(b) Redemption Price; Time and Place of Redemption. Optional redemptions under paragraph (a) above shall be made at a per-share redemption price (the “Redemption Price”) equal to, as applicable: (i) on or prior to the 15-month anniversary of the first issuance of Series A Preferred Stock, $3.00 per share plus accrued but unpaid dividends, or (ii) thereafter, $3.50 per share plus accrued but unpaid dividends.

(c) Contents of Redemption Notice. Each Optional Redemption Notice shall specify (i) the Redemption Date, (ii) the Redemption Price, (iii) the numbers of shares of Series A Preferred Stock to be redeemed from each holder, (iv) the place or places of payment, (v) that payment of the aggregate Redemption Price will be made upon presentation and surrender of certificates representing the shares of Series A Preferred Stock, and (vi) that on and after the redemption date, dividends will cease to accumulate on such shares.

(d) Redemption Procedure. On or after the date fixed for redemption as stated in the Optional Redemption Notice, each holder of the shares of Series A Preferred Stock called for redemption shall surrender the certificate or certificates evidencing such shares of Series A Preferred Stock to the Corporation at the place designated in such notice, and shall thereupon be entitled to receive payment of the aggregate Redemption Price. If fewer than all the shares of Series A Preferred Stock represented by any such surrendered certificate or certificates are redeemed, a new certificate shall be issued representing the unredeemed shares of Series A Preferred Stock. If, on the date fixed for redemption, funds necessary for the redemption shall be available therefor and shall have been irrevocably deposited or set aside, then, notwithstanding that the certificates evidencing any shares called for redemption shall not have been surrendered, the dividends with respect to the shares so called shall cease to accumulate on and after the date fixed for redemption, such shares of Series A Preferred Stock shall no longer be deemed outstanding, the holders thereof shall cease to be shareholders with respect to such shares, and all rights whatsoever with respect to such shares (except the right of the holders thereof to receive the aggregate Redemption Price, without interest, upon surrender of their certificates) shall terminate. If any holder of shares of Series A Preferred Stock to be redeemed has lost, misplaced or is otherwise unable to deliver the certificates representing such shares, such holder shall execute and deliver an affidavit of loss in customary form containing an indemnification of the Corporation with respect to any undelivered certificates, and upon such execution and delivery the former holder of such shares shall become entitled to receive the aggregate Redemption Price.

(e) No Right of Holder to Require Redemption. Holders of Series A Preferred Stock have no right to require the Corporation to redeem their Series A Preferred Stock.

(f) No Conversion Prior to Redemption Date. From and after the date the Option Redemption Notice is deposited in the US mail until the Redemption Date (the “No Conversion Period”), the holders of the Series A Preferred Stock may not convert any of their shares of Series A Preferred Stock into Common Stock. If the Redemption Price is not paid by 5:00 p.m. Central Time on the Redemption Date, the holders of the Series A Preferred Stock may convert their shares under Section 7 hereof.

Section 7. Optional Conversion by Shareholders.

(a) Subject to Section 6(f) hereof, holders of Series A Preferred Stock may, at their option upon surrender of the certificates therefor, convert any or all of their shares of Series A Preferred Stock into fully paid and nonassessable shares of Common Stock (and such other securities and property as they may be entitled to, as hereinafter provided) at any time after issuance thereof. Notwithstanding anything else contained hereinto the contrary, the holders of Series A Preferred Stock may not convert any shares of Series A Preferred Stock into Common Stock during the No Conversion Period.

(b) Each share of Series A Preferred Stock shall be convertible at the office of any transfer agent for the Series A Preferred Stock, and at such other office or offices, if any, as the Board of Directors may designate, into that number of fully paid and nonassessable shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) as shall be equal to the Conversion Rate, determined as hereinafter provided, in effect at the time of conversion. Shares of Series A Preferred Stock may initially be converted into full shares of Common Stock at the rate of one share of Common Stock for each share of Series A Preferred Stock, subject to adjustment from time to time as provided in Section 8 (such conversion rate, as so adjusted from time to time, being referred to herein as the “Conversion Rate”). Upon conversion, Holders of Series A Preferred Stock shall receive in respect of any accumulated and unpaid dividends on the Series A Preferred Stock surrendered for conversion a number of shares of Common Stock equal to the number of shares of Common Stock that would have been issued if the accumulated and unpaid dividends in the form of Series A Preferred Stock would have been converted at the same time.

(c) In order to effect a conversion, a holder shall: (i) fax (or otherwise deliver) a copy of the fully executed Notice of Conversion, in the form attached hereto, to the Corporation (Attention: Secretary) and (ii) surrender or cause to be surrendered the original certificates representing the Series A Preferred Stock (the “Preferred Stock Certificates”) being converted, duly endorsed, along with a copy of the Notice of Conversion as soon as practicable thereafter to the Corporation. Upon receipt by the Corporation of a facsimile copy of a Notice of Conversion from a holder, the Corporation shall promptly send, via facsimile, a confirmation to such holder stating that the Notice of Conversion has been received.

(d) The date of actual conversion (the “Conversion Date”) shall be the date on which the Corporation has received both (a) the Notice of Conversion (by facsimile), and (b) either the Preferred Stock Certificates as provided above, or an indemnification or bond, in each case in a form reasonably satisfactory to the Corporation, in the event that the holder notifies the Corporation that such Preferred Stock Certificates have been lost, stolen or destroyed. The Corporation (itself, or through its transfer agent) shall, no later than the later of the second business day following the Conversion Date, (x) issue that number of shares of Common Stock issuable upon conversion of such shares of Series A Preferred Stock being converted (through book-entry or other recordation on its books and records), (y) deliver (i.e., deposit with a nationally recognized overnight courier service postage prepaid or deliver as otherwise directed by the holder or its nominee on the Notice of Conversion) to the holder or its nominee one or more certificates representing such Common Stock, and (z) deliver to the holder or its nominee one or more certificates representing the number of shares of Series A Preferred Stock not being converted, if any.

(e) A number of shares of the authorized but unissued Common Stock sufficient to provide for the conversion of the Series A Preferred Stock outstanding upon the basis hereinbefore provided shall at all times be reserved by the Corporation, free from preemptive rights, for such conversion. If the Corporation shall issue any securities or make any change in its capital structure which would change the number of shares of Common Stock into which each share of the Series A Preferred Stock shall be convertible as herein provided, the Corporation shall at the same time also make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the outstanding Series A Preferred Stock on the new basis.

(f) Upon the surrender of Preferred Stock Certificates to be converted, duly endorsed or accompanied by proper instruments of transfer as provided above, the person converting such shares shall be deemed to be the Holder of record of the Common Stock issuable upon such conversion, and all rights with respect to the shares surrendered shall forthwith terminate except the right to receive the Common Stock or other securities, cash or other assets as herein provided.

Section 8. Adjustments to Conversion Rate. Notwithstanding anything in this Section 8 to the contrary, no change in the Conversion Rate shall be made until the cumulative effect of the adjustments called for by this Section 8 since the date of the last change in the Conversion Rate would change the Conversion Rate by more than 1%. However, once the cumulative effect would result in such a change, then the Conversion Rate shall be changed to reflect all adjustments called for by this Section 9 and not previously made. Subject to the foregoing, the Conversion Rate shall be adjusted from time to time as set forth in this Section 8. If the occurrence of an event would cause the Conversion Rate to be adjusted by more than one subsection of this Section 9, then the Conversion Rate shall be adjusted only once pursuant to the subsection that would provide the greatest share increase in the Conversion Rate.

(a) Adjustments to Conversion Rate for Consolidation, Merger, etc. In case of any consolidation or merger of the Corporation with any other entity (other than a wholly owned subsidiary of the Corporation), or in case of any sale or transfer of all or substantially all of the assets of the Corporation, or in case of any share exchange pursuant to which all of the outstanding shares of Common Stock are converted into other securities or property, the Corporation shall, prior to or at the time of such transaction, make appropriate provision or cause appropriate provision to be made so that holders of each share of Series A Preferred Stock then outstanding shall have the right thereafter to convert such share of Series A Preferred Stock into the kind and amount of shares of stock and other securities and property receivable upon such consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock into which such share of Series A Preferred Stock could have been converted immediately prior to the effective date of such consolidation, merger, sale, transfer or share exchange. If in connection with any such consolidation, merger, sale, transfer or share exchange, each holder of shares of Common Stock is entitled to elect to receive either securities, cash or other assets upon completion of such transaction, the Corporation shall provide or cause to be provided to each holder of Series A Preferred Stock the right to elect the securities, cash or other assets into which the Series A Preferred Stock held by such holder shall be convertible after completion of any such transaction on the same terms and subject to the same conditions applicable to holders of the Common Stock (including, without limitation, notice of the right to elect, limitations on the period in which such election shall be made and the effect of failing to exercise the election).

(b) Adjustments to Conversion Rate for Stock Splits, Reclassifications, and Certain Distributions. In case the Corporation shall:

(i) pay a dividend or make a distribution on its Common Stock in shares of its capital stock;

(ii) subdivide its outstanding Common Stock into a greater number of shares;

(iii) combine the shares of its outstanding Common Stock into a smaller number of shares; or

(iv) issue by reclassification of its Common Stock any shares of its capital stock;

then in each such case the Conversion Rate in effect immediately prior thereto shall be proportionately adjusted so that the holder of any Series A Preferred Stock thereafter surrendered for conversion shall be entitled to receive, to the extent permitted by applicable law, the number and kind of shares of capital stock of the Corporation which such holder would have owned or have been entitled to receive after the happening of such event had such Series A Preferred Stock been converted immediately prior to the record date for such event (or if no record date is established in connection with such event, the effective date for such action).

An adjustment pursuant to this subparagraph (b) shall become effective immediately after the record date in the case of a stock dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

Section 9. Negative Covenants. So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not take any of the following corporate actions (whether by merger, consolidation or otherwise), without first obtaining the approval (whether at a meeting called for such purpose or through written consent) of the holders of a majority of the voting power of the Series A Preferred Stock: (i) alter or change the rights, preferences or privileges of the Series A Preferred Stock, or increase the authorized number of shares of Series A Preferred Stock; or (ii) alter or change the rights, preferences or privileges of any capital stock of the Corporation in any manner that adversely affects the Series A Preferred Stock. Notwithstanding the foregoing, the rights of the Series A Preferred Stock and its holders shall be subject to any later-designated and issued class of preferred stock denominated “Series A-1 Convertible Preferred Stock,” as contemplated in Section 3 above.

Section 10. Outstanding Shares. For purposes of this Certificate of Designations, all shares of Series A Preferred Stock shall be deemed outstanding except for (a) shares of Series A Preferred Stock held of record or beneficially by the Corporation or any subsidiary of the Corporation, and (b) from the date fixed for redemption pursuant to Section 6, all shares of Series A Preferred Stock which have been called for redemption, provided that funds necessary for such redemption are available therefor and have been irrevocably deposited or set aside for such purpose.

Section 11. No Preemptive Rights.  Shares of Series A Preferred Stock shall not entitle their holders to preemptive rights under the Minnesota Business Corporation Act, or any other rights to subscribe for, purchase or receive any part of any new or additional shares of any class, whether now or hereinafter authorized, or of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class..

Section 12. Lost or Stolen Certificates.  Upon receipt by the Corporation of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the shares of Series A Preferred Stock (including, in the case of mutilation, the surrender and cancellation of the mutilated certificate), and, in the case of loss, theft or destruction of such certificates, of an indemnification undertaking by the holder to the Corporation in customary form, the Corporation shall execute and deliver one or more new Preferred Stock Certificate(s) of like tenor and date.

Section 13. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief.  The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a holder’s right to pursue actual damages for any failure by the Corporation to comply with the terms of this Certificate of Designations.  Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Corporation (or the performance thereof).

Section 14. Status of Series A Preferred Stock Upon Retirement. Shares of Series A Preferred Stock which are acquired or redeemed by the Corporation shall return to the status of authorized and unissued shares of preferred stock of the Corporation without designation as to series. Upon the acquisition or redemption by the Corporation of all outstanding shares of Series A Preferred Stock, all provisions of this Certificate of Designations shall cease to be of further effect. Upon the occurrence of such event, the Board of Directors shall have the power, without shareholder action, to cause restated articles of incorporation of the Corporation or other appropriate documents to be prepared and filed with the Secretary of State of the State of Minnesota which reflect such removal of all provisions relating to the Series A Preferred Stock and/or the cancellation of this Certificate of Designations.

Section 15. Restrictions on Transfer and Assignment. Shares of Series A Preferred Stock may be transferred on the Corporation’s books and records only (i) pursuant to a written assignment (or stock power, or other suitable instrument of conveyance) in form and substance satisfactory to the Corporation in its reasonable discretion, and (ii) after the Corporation’s receipt of a legal opinion, in form and substance satisfactory to the Corporation in its reasonable discretion, that such transfer will be conducted either pursuant to an effective registration thereof under the Securities Act or pursuant to an applicable exemption from the such registration requirements (including the registration or qualification requirements of any applicable state securities laws). Absent compliance with the provisions of this Section 16, the Corporation shall not be obligated to recognize any transfer of Series A Preferred Stock.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be signed by Donald Miller, its President, this ____ day of ____ 2007.

Donald Miller, President

NOTICE OF CONVERSION
(To be Executed by the Registered Holder
in order to Convert the Series A Preferred Stock)

The undersigned hereby irrevocably elects to convert __________ shares of Series A Convertible Preferred Stock (the “Series A Preferred Stock ”), represented by the stock certificate no(s). referenced below (the “Preferred Stock Certificates”), into shares of common stock (“Common Stock”) of URON Inc. (the “Corporation”) according to the conditions of the Certificate of Designation of Series A Convertible Preferred Stock (the “Certificate of Designation”), as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the holder for any conversion, except for transfer taxes, if any. Each Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof), or else will be furnished to the Corporation in accordance with the requirements for conversion set forth in the Certificate of Designation. In the event of partial exercise, please reissue a new stock certificate for the number of shares of Series A Preferred Stock which shall not have been converted.

Date:  _________________

Number of shares of Series A Preferred Stock to be converted: _______________________

Preferred Stock Certificate no(s). being: _______________________

Please Confirm The Following Information:

Conversion Price: _________________

Number of shares of Common Stock to be issued: _________________

Number of shares of Common Stock beneficially owned or deemed beneficially owned by the holder on the date hereof, determined in accordance with Section 16 of the Securities Exchange Act of 1934, as amended: _________________

Please issue the Common Stock, into which the shares of Series A Preferred Stock are being converted, in the following name(s) and to the following address(es): ___________________________________________________________ _____________________________________________________________________________________________________________________

The undersigned acknowledges and agrees that the Corporation’s issuance of the Common Stock issuable upon conversion of the Series A Preferred Stock will not be made pursuant to an effective registration statement under the Securities Act of 1933, as amended, but will instead be made pursuant to an exemption from registration thereunder.

Print Name of Holder

Signature	Address of Holder